Exhibit 99.4

SUSSER HOLDINGS CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2014, DECEMBER 29, 2013 AND DECEMBER 30, 2012

SUSSER HOLDINGS CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Auditors	3
Consolidated Balance Sheets as of December 29, 2013 and December 31, 2014	4
Consolidated Statements of Operations and Comprehensive Income for the Predecessor Years Ended December 30, 2012, December 29, 2013 and the period December 30, 2013 through August 31, 2014 and the Successor period September 1, 2014 through December 31, 2014	5
Consolidated Statements of Changes in Shareholders’ Equity for the Predecessor Years Ended December 30, 2012, December 29, 2013 and the period December 30, 2013 through August 31, 2014 and the Successor period September 1, 2014 through December 31, 2014	6
Consolidated Statements of Cash Flows for the Predecessor Years Ended December 30, 2012, December 29, 2013 and the period December 30, 2013 through August 31, 2014 and the Successor period September 1, 2014 through December 31, 2014	7
Notes to Consolidated Financial Statements	9

Report of Independent Auditors

The Shareholders of Susser Holdings Corporation

We have audited the accompanying consolidated financial statements of Susser Holdings Corporation (the Company) which comprise the consolidated balance sheets as of December 31, 2014 and December 29, 2013, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for the periods from September 1, 2014 through December 31, 2014 and December 30, 2013 through August 31, 2014, and the years ended December 29, 2013 and December 30, 2012, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Susser Holdings Corporation at December 31, 2014 and December 29, 2013, and the consolidated results of its operations and its cash flows for the periods from September 1, 2014 through December 31, 2014 and December 30, 2013 through August 31, 2014, and the years ended December 29, 2013 and December 30, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Houston, Texas

February 28, 2015, except for Note 2

as to which the date is April 30, 2015

Susser Holdings Corporation

Consolidated Balance Sheets

	Predecessor	Successor
	December 29, 2013	December 31, 2014
	(in thousands except shares)
Assets
Current assets:
Cash and cash equivalents (SUN: $8,150 at December 29, 2013)	$22,461	$58,236
Accounts receivable, net of allowance for doubtful accounts of $480 at December 29, 2013, and $77 at December 31, 2014 (SUN: $69,005 at December 29, 2013)	139,146	61,578
Inventories, net (SUN: $11,122 at December 29, 2013)	126,521	120,414
Other current assets (SUN: $66 at December 29, 2013)	7,704	23,276

Total current assets	295,832	263,504
Property and equipment, net (SUN: $180,127 at December 29, 2013)	736,860	1,052,357
Other assets:
Marketable securities (SUN: $25,952 at December 29, 2013)	25,952	—
Goodwill (SUN: $22,823 at December 29, 2013)	254,285	993,731
Intangible assets, net (SUN: $22,772 at December 29, 2013)	41,984	535,551
Investment in subsidiary, Sunoco LP	—	121,617
Other noncurrent assets (SUN: $188 at December 29, 2013)	19,692	17,436

Total assets	$1,374,605	$2,984,196

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable (SUN: $27,810 at December 29, 2013)	$189,587	$90,355
Accrued expenses and other current liabilities (SUN: $11,427 at December 29, 2013)	64,571	56,148
Current maturities of long-term debt (SUN: $500 at December 29, 2013)	535	15,558

Total current liabilities	254,693	162,061
Revolving line of credit (SUN: $1,410 at December 29, 2013)	345,460	—
Long-term debt (SUN: $2,500 at December 29, 2013)	29,874	489,666
Deferred tax liability, long-term portion (SUN: $222 at December 29, 2013)	77,119	406,225
Other noncurrent liabilities (SUN: $2,159 at December 29, 2013)	41,949	38,206

Total liabilities	749,095	1,096,158

Commitments and contingencies:
Shareholders’ equity:
Susser Holdings Corporation shareholders’ equity:
Common stock, $.01 par value; 125,000,000 shares authorized; 21,634,618 issued and 21,439,944 outstanding as of December 29, 2013; 21,812,724 issued and 21,794,575 outstanding as of December 31, 2014	214	217
Additional paid-in capital	285,376	1,663,664
Treasury stock, common shares, at cost; 194,674 and 15,754 as of December 29, 2013 and December 31, 2014	(5,378)	(1,282)
Retained earnings	135,255	224,643

Total Susser Holdings Corporation shareholders’ equity	415,467	1,887,242
Noncontrolling interest	210,043	796

Total shareholders’ equity	625,510	1,888,038

Total liabilities and shareholders’ equity	$1,374,605	$2,984,196

Parenthetical amounts represent assets and liabilities attributable to consolidated variable interest entity Sunoco LP (“SUN”) as of December 29, 2013.

See accompanying notes

Susser Holdings Corporation

Consolidated Statements of Operations and Comprehensive Income

	Predecessor			Successor
	Year Ended
	December 30, 2012	December 29, 2013	December 30, 2013 through August 31, 2014	September 1, 2014 through December 31, 2014
	(in thousands)
Revenues:
Merchandise sales	$976,452	$1,066,022	$827,467	$420,329
Motor fuel sales	4,842,715	5,092,731	3,950,965	1,185,199
Other income	53,625	55,062	40,007	10,426

Total revenues	5,872,792	6,213,815	4,818,439	1,615,954
Cost of sales:
Merchandise	645,500	704,668	547,398	281,462
Motor fuel	4,611,075	4,860,678	3,760,634	1,061,008
Other	4,823	4,306	3,178	489

Total cost of sales	5,261,398	5,569,652	4,311,210	1,342,959

Gross profit	611,394	644,163	507,229	272,995
Operating expenses:
Personnel	180,042	208,018	167,426	91,925
General and administrative	48,796	54,722	84,314	15,663
Other operating	157,589	172,667	133,596	66,844
Rent	46,407	47,468	31,436	16,242
Loss (gain) on disposal of assets and impairment charge	694	2,216	1,757	(143)
Depreciation, amortization and accretion	51,434	61,368	48,687	31,309

Total operating expenses	484,962	546,459	467,216	221,840

Income from operations	126,432	97,704	40,013	51,155
Other income (expense):
Interest expense, net	(41,019)	(47,673)	(11,966)	(3,228)
Gain on equity investee issuance of units	—	—	—	129,092
Equity in earnings of equity investee	—	—	—	11,793
Other miscellaneous	(471)	(287)	—	—

Total other income (expense), net	(41,490)	(47,960)	(11,966)	137,657

Income before income taxes	84,942	49,744	28,047	188,812
Income tax expense	(33,645)	(16,940)	(8,900)	(67,542)

Net income and comprehensive income	51,297	32,804	19,147	121,270
Less: Net income and comprehensive income attributable to noncontrolling interest	4,572	18,473	11,217	—

Net income and comprehensive income attributable to Susser Holdings Corporation	$46,725	$14,331	$7,930	$121,270

See accompanying notes

Susser Holdings Corporation

Consolidated Statements of Shareholders’ Equity

		Susser Holdings Corporation Shareholders
		Common Stock
	Noncontrolling Interest	Shares	Par Value	Additional Paid-In Capital	Treasury Stock	Retained Earnings	Total
	( in thousands)
Predecessor:
Balance at January 1, 2012	$787	20,815	$210	$269,368	$(9,629)	$74,199	$334,935
Net income	4,572	—	—	—	—	46,725	51,297
Non-cash stock-based compensation	—	—	—	4,338	—	—	4,338
Excess tax benefits on stock-based compensation	—	—	—	2,431	—	—	2,431
Issuance of common stock	—	414	2	293	2,901	—	3,196
Repurchase of common stock	—	—	—	—	(1,340)	—	(1,340)
Distributions to noncontrolling interest	(312)		—	—	—	—	(312)
Proceeds from SUN offering	206,154	—	—	—	—	—	206,154

Balance at December 30, 2012	211,201	21,229	212	276,430	(8,068)	120,924	600,699
Net income	18,473	—	—	—	—	14,331	32,804
Non-cash stock-based compensation	—	—	—	7,760	—	—	7,760
Excess tax benefits on stock-based compensation	—	—	—	3,066	—	—	3,066
Issuance of common stock	—	211	2	(1,880)	3,911	—	2,033
Repurchase of common stock	—	—	—		(1,221)	—	(1,221)
Distributions to noncontrolling interest	(19,631)	—		—	—	—	(19,631)

Balance at December 29, 2013	210,043	21,440	214	285,376	(5,378)	135,255	625,510
Net income	11,217	—	—	—	—	7,930	19,147
Non-cash stock-based compensation	—	—	—	22,071	—	—	22,071
Excess tax benefits on stock-based compensation	—	—	—	15,188	—	—	15,188
Issuance of common stock	—	355	3	(1,833)	4,104	—	2,274
Repurchase of common stock	—	—	—	—	(8)	—	(8)
Distributions to noncontrolling interest	(16,412)	—	—	—	—	—	(16,412)

Balance at August 31, 2014	204,848	21,795	217	320,802	(1,282)	143,185	667,770

Successor:
Allocation of ETP Merger “push down”	282,325			922,994			1,205,319
Net income	—	—	—	—	—	121,270	121,270
Deconsolidation of affiliate	(486,377)	—	—	415,647		(39,812)	(110,542)
Non-cash stock-based compensation	—	—	—	2,838	—	—	2,838
Other	—	—	—	1,383	—	—	1,383

Balance at December 31, 2014	$796	21,795	$217	$1,663,664	$(1,282)	$224,643	$1,888,038

See accompanying notes

Susser Holdings Corporation

Consolidated Statements of Cash Flows

	Predecessor			Successor
	Year Ended
	December 30, 2012	December 29, 2013	December 30, 2013 through August 31, 2014	September 1, 2014 through December 31, 2014
	(in thousands)
Cash flows from operating activities:
Net income	$51,297	$32,804	$19,147	$121,270
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	51,434	61,368	48,687	31,309
Amortization of deferred financing fees/debt discount, net	3,775	1,855	766	—
(Gain) loss on disposal of assets and impairment charge	694	2,216	1,757	(143)
(Gain) on equity investee issuance of units	—	—	—	(129,092)
Equity in earnings in unconsolidated affiliate	—	—	—	(11,793)
Distributions from unconsolidated affiliate	—	—	—	6,013
Non-cash stock-based compensation	4,338	7,760	22,071	2,838
Deferred income tax	12,001	(5,254)	3,710	28,152
Early extinguishment of debt	—	26,163	2,433	—
Excess tax benefits from stock-based compensation	(2,431)	(3,066)	(15,188)	—
Changes in operating assets and liabilities, net of acquisitions and deconsolidation:
Accounts receivable	(30,599)	(14,583)	(66,607)	(463)
Inventories	(16,324)	(11,109)	(18,170)	9,477
Other assets	15,557	(2,317)	(3,165)	9,983
Accounts payable	24,700	13,220	74,787	(54,113)
Accrued liabilities	15,220	(3,263)	8,547	9,703
Other noncurrent liabilities	(3,906)	(3,828)	(3,352)	(17,053)

Net cash provided by operating activities	125,756	101,966	75,423	6,088

Cash flows from investing activities:
Capital expenditures	(174,020)	(192,092)	(153,073)	(88,247)
Purchase of intangibles	(2,458)	(2,842)	(1,203)	—
Proceeds from disposal of property and equipment	1,323	511	1,678	4,157
Impact of deconsolidation on cash balance	—	—	—	(3,695)
Sale of GP IDR interest	—	—	—	83,000
Acquisitions, net of cash acquired	—	(18,416)	(93,915)	—
Redemption of marketable securities	349,162	966,671	25,952	—
Purchase of marketable securities	(497,426)	(844,359)	—	—

Net cash (used in) provided by investing activities	(323,419)	(90,527)	(220,561)	(4,785)

	Predecessor			Successor
	Year Ended
	December 30, 2012	December 29, 2013	December 30, 2013 through August 31, 2014	September 1, 2014 through December 31, 2014
	(in thousands)
Cash flows from financing activities:
Proceeds from financing arrangement	193,166	14,850	—	70,194
Payments on long-term debt	(73,559)	(580,252)	(25,883)	—
Revolving line of credit, net	35,590	309,870	(100,870)	—
Intercompany note, net	—	—	314,811	(79,816)
Loan origination costs	(1,996)	(3,925)	—	—
Proceeds from Susser Petroleum Partners LP offering	206,154	—	—	—
Proceeds from issuance of equity, net of issuance costs	3,197	2,033	2,274	—
Purchase of shares for treasury	(1,340)	(1,221)	—	—
Excess tax benefits from stock-based compensation	2,431	3,066	15,312	—
Distributions to noncontrolling unitholders	(312)	(19,631)	(16,412)	—

Net cash (used in) provided by financing activities	363,331	(275,210)	189,232	(9,622)

Net increase (decrease) in cash	165,668	(263,771)	44,094	(8,319)
Cash and cash equivalents at beginning of year	120,564	286,232	22,461	66,555

Cash and cash equivalents at end of period	$286,232	$22,461	$66,555	$58,236

Supplemental disclosure of non-cash investing activities:
“Push down” accounting from ETP merger	$—	$—	$—	$1,119,567
Capital expenditures included in accounts payable and accruals at end of year	$6,634	$3,599	$5,759	$3,523
Supplemental disclosure of cash flow information:
Interest paid (net of amounts capitalized)	$37,543	$38,093	$9,529	$3,494
Income taxes paid (refunded)	$5,052	$22,651	$8,562	$26,004

See accompanying notes

Susser Holdings Corporation

Notes to Consolidated Financial Statements

1. Organization and Principles of Consolidation

The consolidated financial statements are composed of Susser Holdings Corporation (“SUSS”, “Susser” or the “Company”), a Delaware Corporation, and its consolidated subsidiaries, which operate convenience stores and distribute motor fuels in Texas, New Mexico, Oklahoma and Louisiana. The Company was formed in May 2006 and in October 2006 completed an initial public offering (IPO). Susser, through its subsidiaries and predecessors, has been acquiring, operating and supplying motor fuel to service stations, convenience stores and commercial customers since the 1930’s.

On April 27, 2014, the Company entered into an Agreement and Plan of Merger (the “ETP Merger”) with Energy Transfer Partners, L.P. (“ETP”) and certain other related entities, under which ETP acquired the outstanding common shares of Susser. By acquiring Susser, ETP also indirectly acquired the general partner interest and the incentive distribution rights (“IDRs”) in Sunoco LP (formerly known as Susser Petroleum Partners), and approximately 11 million Sunoco LP common units (representing approximately 50.1% of Sunoco LP’s then outstanding units). Under the terms of the ETP Merger, the shareholders of Susser had the option to elect to receive either $80.25 in cash or 1.4506 ETP common units, or a combination of both, for each share held such that the that aggregate cash paid and common units issued each represent 50% of the aggregate merger consideration. All equity awards outstanding as of April 27, 2014 that had not vested on the date of completion of the ETP Merger immediately vested, with the exception of specified awards that subsequently vested on January 2, 2015. Upon consummation of the ETP Merger, awards subject to performance criteria vested as though the underlying performance criteria had been achieved at target levels. The ETP Merger closed on August 29, 2014, at which time our common stock ceased trading on the NYSE. See Note 3 for further information.

The consolidated financial statements include the accounts of the Company and all of its wholly-owned and majority-owned subsidiaries. The Company’s primary operations are conducted by the following consolidated subsidiaries:

•	Stripes LLC (“Stripes”), a Texas limited liability company, operates convenience stores located in Texas, New Mexico and Oklahoma.

•	Susser Petroleum Company LLC (“SPC”), a Texas limited liability company, operates a motor fuel consignment business and provides transportation logistics services in Texas, New Mexico, Oklahoma and Louisiana. SPC is a wholly owned subsidiary of Stripes. Prior to September 25, 2012, SPC also distributed motor fuels.

•	Sunoco LP (“SUN” or the “Partnership”), a Delaware limited partnership, distributes motor fuel and other petroleum lubricant products through its consolidated subsidiaries to SUSS and third parties in Texas, New Mexico, Oklahoma, and Louisiana. SUN was formed in June 2012 and completed an initial public offering (“SUN IPO”) on September 25, 2012.

Prior to September 2014, SUSS owned approximately 50% of the SUN common and subordinated units representing limited partner interests and owned 100% of SUN’s general partner, Susser Petroleum Partners GP LLC (“General Partner”). Subsequent to the ETP Merger, ETP acquired ownership of General Partner and the IDRs held by Susser for $83.0 million. Investments in affiliated companies in which the company exercises significant influence, but which it does not control, are accounted for in the accompanying consolidated financial statements under the equity method of accounting. As such, the Company’s investment in SUN is accounted for under the equity method of accounting effective from September 1, 2014. The Company’s consolidated statements of operations for all periods prior to September 1, 2014 include the revenues and expenses of SUN.

The Company also offers minimal third-party environmental, maintenance and construction management services to the petroleum industry (including its own sites) through its subsidiary Applied Petroleum Technologies, Ltd. (“APT”), a Texas limited partnership.

All significant intercompany accounts and transactions have been eliminated in consolidation.

2. Summary of Significant Accounting Policies

Revision of Previously Reported Consolidated Financial Information

During the first quarter of 2015, the Company identified a classification error in two individual line items in the consolidated statement of shareholders’ equity for the year ended December 31, 2014. The revision to correct this classification error results in a decrease of $65.7 million in the Additional Paid-In Capital amount in the “Allocation of ETP Merger pushdown” line item and an increase of $65.7 million in the Additional Paid-In Capital amount in the “Deconsolidation of affiliate” line item in the consolidated statement of shareholders’ equity for the year ended December 31, 2014. This classification error had no impact on any amounts in the Company’s consolidated balance sheets, consolidated statements of operations and comprehensive income, consolidated statements of cash flows, or the notes to the consolidated financial statements, or any of the total or other amounts in the consolidated statements of shareholders equity. The impact of the error on these two individual line items in the consolidated statements of shareholders’ equity for the year ended December 31, 2014 is shown in the table below (in 000’s).

	2014
	As Previously Reported	As Revised
	(in thousands)
Allocation of ETP Merger push down	$988,723	$922,994
Deconsolidation of affiliate	$349,918	$415,647

Fiscal Year

Prior to the ETP Merger, the Company’s fiscal year was 52 or 53 weeks and ended on the Sunday closest to December 31. Concurrent with the ETP Merger, the Company changed its fiscal year to end on December 31. All references to fiscal 2014 refer to the period beginning December 30, 2013 through December 31, 2014. All references to 2013 and 2012 refer to the 52-week periods ended December 29, 2013 and December 30, 2012, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Acquisition Accounting

Acquisitions are accounted for under the purchase method of accounting whereby the purchase price is allocated to the assets acquired and the liabilities assumed based on fair value. Fair value is defined as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties. A liability’s fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor. Excess of purchase price over fair value of net assets acquired is recorded as goodwill. The Consolidated Statements of Operations and Comprehensive Income for the fiscal years presented include the results of operations for each of the acquisitions from the date of acquisition.

Fair Value Measurements

We use fair value measurements to measure, among other items, purchased assets and investments, leases and derivative contracts. We also use them to assess impairment of properties, equipment, intangible assets, and goodwill.

Where available, fair value is based on observable market prices or parameters, or is derived from such prices or parameters. Where observable prices or inputs are not available, unobservable prices or inputs are used to estimate the current fair value, often using an internal valuation model. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the item being valued.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits, and short-term investments with original maturities of three months or less.

Marketable Securities

Debt or equity securities are classified into the following reporting categories: held-to-maturity, trading or available-for-sale securities. Investments in debt securities, which typically mature in one year or less, are classified as held-to-maturity and valued at amortized cost, which approximates fair value. The fair value of marketable securities is measured using Level 1 inputs (see Note 10 for more information concerning fair value measurements). Marketable securities also included approximately $16.0 million in money market funds at December 29, 2013. The carrying value approximated fair value as of the balance sheet date and were measured using Level 1 inputs. The gross unrecognized holding gains and losses as of December 29, 2013 were not material. These investments were previously used as collateral to secure the SUN term loan (see Note 10) and were redeemed in 2014.

Accounts Receivable

The majority of the trade receivables are from credit cards and wholesale fuel customers. Wholesale customer credit is extended based on evaluation of the customer’s financial condition. Receivables are recorded at face value, without interest or discount. The Company provides an allowance for doubtful accounts based on historical experience and on a specific identification basis. Credit losses are recorded when accounts are deemed uncollectible. Non-trade receivables consist mainly of vendor rebate receivables.

Inventories

Merchandise inventories are stated at the lower of average cost, as determined by the retail inventory method, or market. Prior to September 1, 2014, fuel inventories are stated at the lower of average cost or market. Effective September 1, 2014, we adopted the last-in, first-out (LIFO) inventory method for fuel inventories to align our accounting policy with that of ETP. Maintenance spare parts inventories are valued using the average cost method. Shipping and handling costs are included in the cost of inventories. The Company records an allowance for shortage and obsolescence relating to merchandise and maintenance spare parts inventory based on historical trends and any known changes in merchandise mix or parts requirements.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed on a straight-line basis over the useful lives of the assets, estimated to be forty years for buildings, three to fifteen years for equipment and thirty years for underground storage tanks.

The Company capitalizes interest expense as part of the cost of construction of facilities and equipment and amortizes this amount over the life of the underlying asset.

Amortization of leasehold improvements is based upon the shorter of the remaining terms of the leases including renewal periods that are reasonably assured, or the estimated useful lives, which approximate twenty years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Maintenance and repairs are charged to operations as incurred. Gains or losses on the disposition of property and equipment are recorded in the period incurred except for sale leaseback transactions, in which gains are deferred over the term of the lease.

Assets Not in Productive Use

Properties are classified as other noncurrent assets when management determines that they are in excess and intends to offer them for sale, and are recorded at the lower of cost or fair value less cost to sell. Excess properties are classified as assets held for sale in current assets when they are under contract for sale, or it is otherwise probable that they will be sold within the ensuing fiscal year. These assets primarily consist of land and some buildings.

Long-Lived Assets

Long-lived assets (including intangible assets) are tested for possible impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If indicators exist, the estimated undiscounted future cash flows related to the asset are compared to the carrying value of the asset. If the carrying value is greater than the estimated undiscounted future cash flow amount, an impairment charge is recorded within loss on disposal of assets and impairment charge in the statement of operations and comprehensive income for amounts necessary to reduce the corresponding carrying value of the asset to fair value. The impairment loss calculations require management to apply judgment in estimating future cash flows and the discount rates that reflect the risk inherent in future cash flows.

Goodwill

Goodwill represents the excess of cost over fair value of assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination are recorded at fair value as of the date acquired. Acquired intangibles determined to have an indefinite useful life are not amortized, but are instead tested for impairment at least annually, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. The annual impairment test of goodwill is performed as of the first day of the fourth quarter of the fiscal year.

In its annual impairment analysis, the Company uses qualitative factors to determine whether it is more likely than not (likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount, including goodwill.

The Company’s reporting units are retail and wholesale. In applying the qualitative approach, the Company determined that both the retail and wholesale business units more likely than not had a fair value which exceeded the carrying value. Some of the factors considered in applying this test include the consideration of macroeconomic conditions, industry and market considerations, cost factors affecting the business, the overall financial performance of the business segment, and the performance of the share price of the Company.

If qualitative factors were not deemed sufficient to conclude that the fair value of the reporting unit more likely than not exceeded the carrying value of the reporting unit, then the two-step approach would be applied in making an evaluation. In step one, multiple valuation methodologies, including a market approach (market price multiples of comparable companies) and an income approach (discounted cash flow analysis) would be used. The values ascertained using these methods would be weighted to obtain a total fair value. The computations require management to make significant estimates and assumptions. Critical estimates and assumptions that are used as part of these evaluations include, among other things, selection of comparable publicly traded companies, the discount rate applied to future earnings - reflecting a weighted average cost of capital rate, and earnings growth assumptions. A discounted cash flow analysis requires us to make various assumptions about sales, operating margins, capital expenditures, working capital and growth rates. Assumptions about sales, operating margins, capital expenditures and growth rates are based on our budgets, business plans, economic projections, and anticipated future cash flows. The annual planning process that we undertake to prepare the long range financial forecast takes into consideration a multitude of factors including historical growth rates and operating performance, related industry trends, macroeconomic conditions, inflationary and deflationary forces, pricing strategies, customer demand analysis, operating trends, competitor analysis, and marketplace data.

If after assessing the totality of events or circumstances an entity determines that it is more likely than not that the fair value of a reporting unit is greater than its carrying amount then performing the two-step test is unnecessary.

If the estimated fair value of a reporting unit is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an “implied fair value” of goodwill. The determination of the Company’s “implied fair value” requires the Company to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the “implied fair value” of goodwill, which is compared to the corresponding carrying value. If the “implied fair value” is less than the carrying value, an impairment charge would be recorded.

Other Intangible Assets

Other intangible assets consist of debt issuance costs, supply agreements with customers, favorable lease arrangements, New Mexico liquor licenses, and the fair value attributable to trade names and franchise rights. Separable intangible assets that are not determined to have an indefinite life are amortized over their useful lives and assessed for impairment. The determination of the fair market value of each intangible asset and its estimated useful life are based on an analysis of all pertinent factors including (1) the use of widely-accepted valuation approaches, the income approach or the cost approach, (2) the expected use of the asset by the Company, (3) the expected useful life of related assets, (4) any legal, regulatory or contractual provisions, including renewal or extension periods that would cause substantial costs or modifications to existing agreements, and (5) the effects of obsolescence, demand, competition, and other economic factors. Should any of the underlying assumptions indicate that the value of any intangible asset might be impaired, we may be required to reduce the carrying value and subsequent useful life of the asset. If the underlying assumptions governing the amortization of an intangible asset were later determined to have significantly changed, we may be required to adjust the amortization period of such asset to reflect any new estimate of its useful life. Any write-down of the value or unfavorable change in the useful life of an intangible asset would increase expense at that time. Indefinite-lived intangibles are tested annually for impairment during the fourth quarter of the fiscal year, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired.

Debt issuance costs are being amortized using the straight-line method, over the term of the debt. Supply agreements are being amortized on a straight-line basis over the remaining terms of the agreements, which generally range from five to fifteen years. Favorable and unfavorable lease arrangements are amortized on a straight-line basis over the remaining lease terms. The fair value of the Stripes and Laredo Taco Company trade name is being amortized on a straight-line basis over 30 years. The liquor licenses and franchise rights have been determined to be indefinite-lived assets and are not amortized.

Store Closings and Asset Impairment

The Company periodically closes under-performing retail stores and either converts them to dealer operations or sells or leases the property for alternate use. The Company closed seven, eight and one retail stores during 2012, 2013 and 2014, respectively. The operations of these stores did not have a material impact on the Company’s net earnings. It is the Company’s policy to make available for sale property considered by management to be unnecessary for the operations of the Company. The aggregate carrying values of such owned property are periodically reviewed and adjusted downward to fair value when appropriate.

Advertising Costs

Advertising costs are expensed within the year incurred and were approximately $6.2 million, $7.0 million, $5.0 million and $3.0 million for the years ended December 30, 2012, December 29, 2013 and the periods December 30, 2013 through August 31, 2014 and September 1, 2014 through December 31, 2014, respectively.

Insurance Liabilities

The Company uses a combination of self-insurance and third-party insurance with predetermined deductibles that cover certain insurable risks. The Company’s share of its employee injury plan and general liability losses are recorded for the aggregate liabilities for claims reported, and an estimate of the cost of claims incurred but not reported, based on independent actuarial estimates and historical experience. The Company also estimates the cost of health care claims that have been incurred but not reported, based on historical experience.

Environmental Liabilities

Environmental expenditures related to existing conditions, resulting from past or current operations and from which no current or future benefit is discernible, are expensed by the Company. Expenditures that extend the life of the related property or prevent future environmental contamination are capitalized. The Company determines its liability on a site-by-site basis and records a liability when it is probable and can be reasonably estimated. The estimated liability is not discounted. A related receivable is recorded for estimable probable reimbursements. Environmental expenditures not eligible for refund from the Texas Commission on Environmental Quality (“TCEQ”) or other state funds may be recoverable in whole or part from a third party or from the Company’s tank owners insurance coverage, in which case the Company has recorded a liability for its estimated net exposure.

Asset Retirement Obligations

The estimated future cost to remove an underground storage tank is recognized over the estimated useful life of the storage tank. We record a discounted liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset at the time an underground storage tank is installed. We depreciate the amount added to property and equipment and recognize accretion expense in connection with the discounted liability over the remaining life of the tank. We base our estimates of the anticipated future costs for removal of an underground storage tank on our prior experience with removal. We review our assumptions for computing the estimated liability for the removal of underground storage tanks on an annual basis. Any change in estimated cash flows are reflected as an adjustment to the liability and the associated asset.

Revenue Recognition

Revenues from our two primary product categories, merchandise and motor fuel, are recognized at the time of sale or when fuel is delivered to the customer. The Company charges its wholesale customers for third-party transportation costs, which are recorded net in cost of sales. A portion of our motor fuel sales to wholesale customers are on a consignment basis, in which we retain title to inventory, control access to and sale of fuel inventory, and recognize revenue at the time the fuel is sold to the ultimate customer. We typically own the fuel dispensing equipment and underground storage tanks at consignment sites, and in some cases we own the entire site and have entered into an operating lease with the wholesale customer operating the site. We derive other income from lottery ticket sales, money orders, prepaid phone cards and wireless services, ATM transactions, car washes, movie rentals and other ancillary product and service offerings. We record service revenue on a net commission basis at the time the services are rendered.

Motor Fuel and Sales Taxes

Certain motor fuel and sales taxes are collected from customers and remitted by the Company to governmental agencies either directly or through suppliers. Taxes on retail motor fuel sales, including consignment arrangements, were approximately $403.2 million, $382.7 million, $288.4 million and $190.7 million for the years ended December 30, 2012, December 29, 2013 and the periods December 30, 2013 through August 31, 2014 and September 1, 2014 through December 31, 2014, respectively, and are included in gross motor fuel sales and cost of motor fuel sales in the accompanying Consolidated Statements of Operations and Comprehensive Income. Sales taxes on retail merchandise sales were approximately $65.0 million, $70.4 million and $55.4 million and $28.4 million for the years ended December 30, 2012, December 29, 2013 and the periods December 30, 2013 through August 31, 2014 and September 1, 2014 through December 31, 2014, respectively, and are reported net in merchandise sales and cost of merchandise sales in the accompanying Consolidated Statements of Operations and Comprehensive Income. Motor fuel tax on wholesale sales to third party customers are reported net in motor fuel sales and cost of motor fuel sales.

Vendor Allowances, Rebates and Deferred Branding Incentives

We receive payments for vendor allowances, volume rebates, deferred branding incentives related to our fuel supply contracts and other supply arrangements in connection with various programs. Earned payments are recorded as a reduction to cost of sales or expenses to which the particular payment relates. For the years ended December 30, 2012, December 29, 2013 and the periods December 30, 2013 through August 31, 2014 and September 1, 2014 through December 31, 2014, we recognized earned rebates of $42.6 million, $50.3 million, $33.9 million and $12.6 million, respectively. Unearned branding incentives are deferred and amortized as earned over the term of the respective agreement. Deferred branding incentives are amortized on a straight line basis over the term of the agreement. In the case of volume related vendor rebates on merchandise, rebates earned based upon purchases are reflected in inventory and recognized in cost of sales when the merchandise is sold.

Lease Accounting

The Company leases a portion of its convenience store properties under non-cancelable operating leases, whose initial terms are typically 10 to 20 years, along with options that permit renewals for additional periods. Minimum rent is expensed on a straight-line basis over the term of the lease including renewal periods that are reasonably assured at the inception of the lease. In addition to minimum rental payments, certain leases require additional payments based on sales volume. The Company is typically responsible for payment of real estate taxes, maintenance expenses and insurance. The Company also leases certain vehicles, under leases that are typically less than 5 years in term.

Income Taxes

We recognize deferred income tax liabilities and assets for the expected future income tax consequences of temporary differences between financial statement carrying amounts and the related income tax basis. SUN is a pass-through entity for federal income tax purposes and therefore Susser is taxed on its portion of SUN’s taxable income.

The Company recognizes the impact of a tax position in the financial statements if that position is not more likely than not of being sustained, based on the technical merits of the position. See Note 16 for additional information on de-recognition, classification, interest and penalties, accounting in interim periods and disclosure.

Fair Value of Financial Instruments

Cash, accounts receivable, certain other current assets, marketable securities, accounts payable, accrued expenses and other current liabilities are reflected in the consolidated financial statements at fair value because of the short-term maturity of the instruments.

Stock-Based Compensation

The Company and the Partnership have historically granted non-qualified options, restricted stock, restricted stock units and phantom units for a fixed number of units to certain employees. Stock-based compensation expense is based on the estimated grant-date fair value. We recognize this compensation expense net of an estimated forfeiture rate over the requisite service period of the award.

Concentration Risk

For fiscal 2012 and 2013 and the periods December 30, 2013 through August 31, 2014 and September 1, 2014 through December 31, 2014, the Company purchased 38%, 34%, 35% and 34%, respectively, of its general merchandise, including most cigarettes and grocery items, from a single wholesale grocer, McLane Company, Inc. (“McLane”). The Company has been using McLane since 1992. The initial term of the McLane contract expired in December 2012, and the Company and McLane are conducting business under three optional one-year renewal terms. The Company purchases most of its restaurant products and ingredients from Labatt Food Service, LLC (“Labatt”). The initial term of the Labatt contract expired in December 2013 and the Company and Labatt are conducting business under two optional one-year renewal terms.

Valero supplied approximately 35%, 35% and 30% of the Company’s motor fuel purchases in fiscal 2012 and 2013 and the period December 30, 2013 through August 31, 2014, respectively. Chevron supplied approximately 20%, 20% and 10% of the Company’s motor fuel purchases in fiscal 2012 and 2013 and the periods December 30, 2013 through August 31, 2014, respectively. Beginning on September 1, 2014, SUN became our single supplier of motor fuel.

No customers are individually material to our operations.

Cost of Sales

We include in cost of sales all costs we incur to acquire fuel and merchandise, including the costs of purchasing, storing and transporting inventory prior to delivery to our customers. Items are removed from inventory and are included in cost of sales based on average cost using the weighted average cost for motor fuel prior to September 1, 2014 and the LIFO method following September 1, 2014, and the retail inventory method for merchandise. Cost of sales does not include any depreciation of our property, plant and equipment, as any amounts attributed to cost of sales would not be significant. Depreciation is separately classified in our Consolidated Statements of Operations and Comprehensive Income.

Recently Issued and Adopted Accounting Pronouncements

FASB ASU No. 2015-02. In February 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) ASU 2015-02, Consolidation (Topic 810) - Amendments to the Consolidation Analysis, which provides guidance on evaluating whether a reporting entity should consolidate certain legal entities. Specifically, the amendments modify the evaluation of whether limited partnerships and similar legal entities are VIEs or voting interest entities. Further, the amendments eliminate the presumption that a general partner should consolidate a limited partnership, as well as affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships. We are currently evaluating the impact, if any, that adopting this new accounting standard will have on our current and future consolidation policies.

FASB ASU No. 2014-17. In November 2014, the FASB issued ASU 2014-17, Business Combinations (Topic 805) - Pushdown Accounting (a Consensus of the FASB Emerging Issues Task Force), which provides guidance on whether and at what threshold an acquired entity that is a business or nonprofit activity can apply pushdown accounting in its separate financial statements. ASU 2014-17 was effective upon issuance. The adoption of ASU 2014-17 did not have a material effect on our financial position and we do not believe it will in the future.

FASB ASU No. 2014-15. In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements - Going Concern (Subtopic 205-40).” This update provides guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. ASU 2014-15 requires management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). ASU 2014-15 is effective prospectively for fiscal years beginning after December 15, 2016, and interim periods within those years. We do not anticipate that the adoption of ASU 2014-15 will have a material effect on our financial position, results of operations or cash flows.

FASB ASU No. 2014-09. In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which clarifies the principles for recognizing revenue based on the core principle that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period, with earlier adoption not permitted. ASU 2014-09 can be adopted either retrospectively to each prior reporting period presented or as a cumulative-effect adjustment as of the date of adoption. We are currently evaluating the impact, if any, that adopting this new accounting standard will have on our revenue recognition policies.

FASB ASU No. 2013-11. In July 2013, the FASB issued ASU 2013-11, “Income Taxes - Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists- Subtopic 740-10.” An unrecognized tax benefit, or a portion of an unrecognized tax benefit, shall be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The ASU is effective for annual and interim periods beginning after December 15, 2013 but early adoption is permitted. The adoption of this guidance did not have a material effect on our financial position, results of operations or cash flows.

FASB ASU No. 2013-04. In February 2013, the FASB issued ASU 2013-04, “Liabilities (Topic 405) - Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the

Reporting Date (a consensus of the FASB Emerging Issues Task Force).” This update provides guidance for the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date (except for obligations addressed within existing guidance in U.S. GAAP). Examples of obligations within the scope of ASU 2013-04 include debt arrangements, other contractual obligations and settled litigation and judicial rulings. ASU 2013-04 is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of ASU 2013-04 did not have a material effect on our financial position, results of operations or cash flows.

Subsequent Events

We have evaluated subsequent events through February 28, 2015, the date the financial statements were available to be issued, and determined that there were no subsequent events requiring recognition or disclosure in our consolidated financial statements.

3. Merger and Acquisitions

ETP Merger

As a result of the ETP Merger, Susser became a wholly-owned entity of ETP and applied “push down” accounting that required our assets and liabilities to be adjusted to fair value as of the date of the merger on August 29, 2014. Due to the application of “push down” accounting, our consolidated financial statements and certain footnote disclosures are presented in two distinct periods to indicate the application of two different bases of accounting between the periods presented. The periods prior to the ETP Merger are identified as “Predecessor” and the period after the ETP Merger is identified as “Successor”. For accounting purposes, management has designated the ETP Merger date as August 31, 2014, as the operating results and change in financial position for the intervening period are not material.

Management, with the assistance of a third party valuation firm, has estimated the fair value of our assets and liabilities as of the date of acquisition by ETP. Our identifiable intangible assets consist primarily of trade names, customer relationships, and liquor licenses. The amount of goodwill recorded represents the excess of our estimated enterprise value over the fair value of our assets and liabilities. The value of certain assets and liabilities, including the determination of their respective tax basis are preliminary in nature, and are subject to adjustment as additional information is obtained about the facts and circumstances that existed at the acquisition date. Management is reviewing the valuation and confirming the results to determine the final purchase price allocation. As a result, material adjustments to this preliminary allocation may occur in the future. The following table summarizes the post-deconsolidated “push down” accounting allocation to our assets and liabilities as of the date presented (in thousands):

August 31, 2014
Current assets	$217,244
Property and equipment	981,313
Goodwill	993,731
Intangible assets	541,055
Other noncurrent assets	38,216
Current liabilities	(250,894)
Deferred tax liability	(307,560)
Other noncurrent liabilities	(544,377)

Net assets	$1,668,728

Acquisitions

During the years ended December 31, 2013 and 2014, the Company completed the acquisition of several companies. The Company allocated the total purchase consideration to the assets acquired and liabilities assumed based on their respective fair values as of the acquisition date. In making its purchase price allocations, the assets and liabilities acquired in these acquisitions were valued based upon estimated fair values at the date of acquisition. The estimates used in valuing all identifiable intangible assets were based upon assumptions believed to be reasonable at the date of acquisition. The acquisitions are discussed below.

Sac-N-Pac Acquisition

The Company completed the acquisition of 48 convenience stores, 19 dealer supply contracts, one stand-alone branded quick-serve restaurant, five raw tracts of land for future store development and the right to acquire two tracts of land from related entities in January 2014 (“Sac-N-Pac Acquisition”). This transaction expands our retail and wholesale operations in a rapidly growing area of central Texas. The acquisition was recorded in the financial statements by allocating the purchase price to the assets acquired, including intangible assets, and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the acquisition cost over the net amounts assigned to the fair value of the assets acquired and the liabilities assumed is recorded as goodwill. The following table summarizes the final purchase accounting allocation to our assets and liabilities as of the date presented (in thousands):

January 29, 2014
Inventories	$6,879
Property and equipment	83,212
Goodwill and other intangible assets	5,400
Recapture liabilities	(949)
Other liabilities	(627)

Total consideration paid, net of cash acquired	$93,915

Gainesville Acquisition

On September 4, 2013, Susser acquired 100% of the outstanding stock of Gainesville Fuel, Inc., a wholesale fuel and lubricants business (“GFI Acquisition”) for net cash consideration of $18.4 million and subsequently converted that company to a limited liability company and contributed the converted company (which at the time of contribution held approximately $2.0 million net assets, including acquisition indebtedness and other liabilities) to SUN (“GFI Contribution”). The contributed indebtedness included a $14.8 million term debt, a $3.0 million seller note and contingent consideration of $4.0 million was subsequently paid out as fully earned during 2014. In connection with this contribution, SUN issued 64,872 limited partner units to Susser, valued at $2.0 million, bringing Susser’s total ownership in SUN’s limited partner units to 50.2% at September 4, 2013. The number of units issued was determined based on the price at the date of contribution.

This transaction provides SUN access to new geographic wholesale markets and expands the customer base. The contribution to SUN was accounted for as a transfer of net assets between entities under common control. Specifically, SUN recognized the acquired assets and assumed liabilities at Susser’s carrying value, including the preliminary estimated purchase accounting adjustments, as of the acquisition date.

We finalized the amounts recognized, including working capital adjustments and the fair value of certain transportation assets allocated, during the fourth quarter of 2013. The revised allocation includes working capital of $12.8 million, property and equipment of $4.1 million, and goodwill and non-compete of $10.3 million.

During 2013, the Company recorded a non-cash deferred tax charge of $3.6 million related to the contribution of goodwill from Susser to SUN in connection with the GFI Contribution.

4. Accounts Receivable

Accounts receivable consisted of the following:

	Predecessor	Successor
	December 29, 2013	December 31, 2014
	(in thousands)
Accounts receivable, trade	$74,338	$4,913
Credit card receivables	43,693	33,596
Vendor receivables for rebates, branding and others	10,580	13,716
ATM fund receivables	7,736	6,202
Notes receivable, short-term	670	472
Other receivables	2,609	2,756
Allowance for uncollectible accounts	(480)	(77)

Accounts receivable, net	$139,146	$61,578

An allowance for uncollectible accounts is provided based on management’s evaluation of outstanding accounts receivable.

5. Inventories

Effective September 1, 2014, we adopted the LIFO inventory method for fuel inventory, to align our accounting policy with that of ETP. The preliminary impact of this change was immaterial. As the LIFO method is only permitted to be applied to year-end inventory levels, we recorded an additional adjustment to increase fuel inventory by $16.0 million in December 2014, with a corresponding decrease to cost of sales. Additionally, due to the decline in fuel prices in late 2014, we recorded a $16.3 million write-down of the LIFO value of fuel inventory in December 2014.

Inventories consisted of the following:

	Predecessor	Successor
	December 29, 2013	December 31, 2014
	(in thousands)
Merchandise	$63,369	$72,287
Fuel-retail	37,364	26,872
Fuel-consignment	6,543	7,537
Fuel-other wholesale	8,160	—
Lottery	2,362	2,973
Equipment and maintenance spare parts	9,398	11,210
Allowance for inventory shortage and obsolescence	(675)	(465)

Inventories, net	$126,521	$120,414

An allowance for inventory shortage and obsolescence is provided based on historical shortage trends and management’s assessment of any inventory obsolescence.

6. Assets Not in Productive Use

Assets Held and Used

Long-lived assets to be held and used at December 29, 2013 and December 31, 2014, classified as other noncurrent assets were $9.1 million and $14.1 million, respectively. These consist largely of under-performing retail stores that have been closed and excess land. These assets continue to be depreciated over their remaining useful life. Impairment charges recorded were $0.3 million, $0.1 million, and $0.6 million for the Predecessor twelve month periods ended December 30, 2012 and December 29, 2013, and the period December 30, 2013 through August 31, 2014, respectively and no asset impairment charge was recorded in the Successor period September 1, 2014 through December 31, 2014. Fair value is determined based on prices of market comparables. These assets are being offered for sale; however, our expectation is that it may take longer than one year to close such sales.

Assets Held for Sale

Assets held for sale are currently under contract for sale and are expected to be closed within one year. The disposition of assets held for sale during 2012, 2013, 2014 resulted in an immaterial gain or loss. These are included in gain/loss on disposal of assets and impairment charges in the Consolidated Statements of Operations and Comprehensive Income. As of December 29, 2013 and December 31, 2014, we had assets held for sale of $0.9 million and $1.1 million, respectively.

7. Property and Equipment

Property and equipment consisted of the following:

	Predecessor	Successor
	December 29, 2013	December 31, 2014
	(in thousands)
Land	$209,081	$237,455
Buildings and leasehold improvements	427,218	537,724
Equipment	358,413	246,686
Construction in progress	31,685	55,812

Total property and equipment	1,026,397	1,077,677
Less: Accumulated depreciation	289,537	25,320

Property and equipment, net	$736,860	$1,052,357

Depreciation expense on property and equipment was $47.4 million, $57.2 million and $45.0 million for the Predecessor twelve month periods ended December 30, 2012 and December 29, 2013, and the period December 30, 2013 through August 31, 2014, respectively. Depreciation expense for the Successor period September 1, 2014 through December 31, 2014 was $26.2 million.

The Company periodically closes under-performing retail stores and either converts them to dealer operations or sells or leases the property for alternate use.

The Company recorded a net loss of $0.4 million, $2.1 million and $1.2 million on disposal of assets for the Predecessor twelve month periods ended December 30, 2012 and December 29, 2013 and the period December 30, 2013 through August 31, 2014, respectively. During the Successor period September 1, 2014 through December 31, 2014, the Company recorded an immaterial loss on disposal of assets. Gains and losses of property and equipment and assets not in productive use are recorded in gain/loss on disposal of assets in the Consolidated Statements of Operations and Comprehensive Income. During 2014, the Company recorded an impairment loss on assets held for sale of $0.6 million in the Predecessor period December 30, 2013 through August 31, 2014 and no asset impairment charge was recorded in the Successor period September 1, 2014 through December 31, 2014.

8. Intangible Assets

Goodwill

The following table reflects goodwill balances and activity for the years ended December 29, 2013 and December 31, 2014 (in thousands):

Balance at December 30, 2012 (Predecessor)	$244,398
Goodwill related to GFI Acquisition	9,887

Balance at December 29, 2013 (Predecessor)	254,285
Goodwill related to Sac-N-Pac	988
Goodwill related to ETP “push down” accounting, net of previously recognized goodwill	738,458

Balance at December 31, 2014 (Successor)	$993,731

No impairment charges related to goodwill were recognized in 2012, 2013 or 2014.

Other Intangibles

The Company has finite-lived intangible assets recorded that are amortized and indefinite-lived assets that do not amortize. The indefinite-lived assets are evaluated annually for impairment. The finite-lived intangible assets consist of customer relationships, favorable leasehold arrangements, trade names and certain franchise rights, all of which are amortized over the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. Customer relationships are being amortized over an average period of approximately 20 years. Favorable leasehold arrangements are being amortized over an average period of approximately 16 years. The Stripes and the Laredo Taco Company trade names are being amortized over 30 years. Loan origination costs were written off with the underlying debt.

The following table presents the gross carrying amount and accumulated amortization for each major class of intangible assets, excluding goodwill, at December 29, 2013 and December 31, 2014:

	December 29, 2013			December 31, 2014
	Gross Carrying Amount	Accumulated Amortization	Net Amount	Gross Carrying Amount	Accumulated Amortization	Net Amount
	(in thousands)
Indefinite-lived
Trade name	$45	$—	$45	$—	$—	$—
Franchise rights	489	—	489	—	—	—
Liquor licenses	12,038	—	12,038	16,000	—	16,000
Finite-lived
Customer relationships	34,573	12,924	21,649	13,222	1,715	11,507
Favorable leasehold arrangements, net	502	(82)	584	22,720	1,018	21,702
Loan origination costs	5,832	992	4,840	—	—	—
Trade names	4,246	2,264	1,982	491,292	6,745	484,547
Other	389	32	357	2,003	208	1,795

Intangible assets, net	$58,114	$16,130	$41,984	$545,237	$9,686	$535,551

Total amortization expense on finite-lived intangibles included in depreciation, amortization and accretion for 2012, 2013 and the periods December 30, 2013 through August 31, 2014 and September 1, 2014 through December 31, 2014 was $3.6 million, $3.9 million, $3.4 million and $5.0 million, respectively. The loan fee amortization included in interest expense for 2012, 2013 and the period December 30, 2013 through August 31, 2014 was $3.8 million, $1.9 million, and $1.0 million, respectively. There was no loan fee amortization included in interest expense during the period September 1, 2014 through December 31, 2014. The write-off of unamortized loan costs related to debt paid off of $5.3 million in 2013 and $2.4 million in the period December 30, 2013 through August 31, 2014 are included in interest expense. The following table presents the Company’s estimate of amortization includable in amortization expense for each of the five succeeding fiscal years for finite-lived intangibles as of December 31, 2014 (in thousands):

Amortization
2015	$19,956
2016	18,856
2017	18,856
2018	18,856
2019	18,620

9. Accrued Expenses and Other Current Liabilities

Current accrued expenses and other current liabilities consisted of the following:

	Predeccessor	Successor
	December 29, 2013	December 31, 2014
	(in thousands)
Property, fuel and sales tax	$21,560	$20,131
Payroll and employee benefits	17,681	14,958
Insurance reserves	9,695	12,337
Deferred gain, short-term portion	2,232	—
Deposits and other	13,403	8,722

Total	$64,571	$56,148

At December 29, 2013 and December 31, 2014, the Company had approximately $4.6 million and $1.9 million respectively, of deferred incentives related to branding agreements with fuel suppliers, of which $4.0 million and $1.5 million, respectively, are included in other noncurrent liabilities in the accompanying consolidated balance sheets. The Company is recognizing the income on a straight-line basis over the agreement periods, which range from 3 to 10 years.

10. Long-Term Debt

Long-term debt consisted of the following:

	Predecessor	Successor
	December 29, 2013	December 31, 2014
	(in thousands)
SUSS revolving credit agreement, bearing interest at Prime or LIBOR plus applicable margin	$189,250	$—
SUN revolving credit agreement, bearing interest at Prime or LIBOR plus applicable margin	156,210	—
SUN term loan, bearing interest at Prime or LIBOR plus applicable margin	25,866	—
Intercompany note payable to ETP, bearing interest at LIBOR plus 1.5%	—	235,000
Financing arrangement	—	269,767
Other notes payable	4,543	457

Total debt	375,869	505,224
Less: Current maturities	535	15,558

Long-term debt, net of current maturities	$375,334	$489,666

At December 31, 2014 scheduled future debt maturities are as follows (in thousands):

	Payments to Third Parties	Payments to Affiliates
2015	$15	$15,543
2016	16	16,843
2017	17	252,109
2018	18	17,610
2019	19	18,046
Thereafter	372	184,616

Total	$457	$504,767

The fair value of total debt is estimated to be $464.1 million as of December 31, 2014. Fair value approximates carrying value on the intercompany note and other notes payable. The estimated fair value of financing arrangement is based on the par value of the principal and an analysis of the net present value of remaining payments at a current borrowing rate of approximately 2.2%. The estimated fair value of the intercompany note, financing arrangement and other notes payable is calculated using Level 3 inputs. Other notes payable consists of a long-term, 7.0% mortgage note maturing in 2031.

Term Loan

On September 25, 2012, in connection with the IPO, SUN entered into a Term Loan and Security Agreement (the “Term Loan”) with Bank of America, N.A. for a $180.7 million term loan facility, expiring September 25, 2015. The Term Loan was repaid during the first quarter of 2014.

Credit Facilities

SUSS Revolving Credit Agreement. On April 8, 2013, Susser Holdings, L.L.C. entered into a Second Amended and Restated Credit Agreement (“2013 SUSS Revolver”) which provided for a new five year revolving credit facility in an aggregate principal amount of up to $500 million, maturing on April 8, 2018, and replaced the existing $100 million SUSS Revolver. We drew approximately $233 million on the 2013 SUSS Revolver on May 15, 2013, in connection with the redemption of our 2016 Notes. The Company and each of its existing and future direct and indirect subsidiaries (other than (i) any subsidiary that is a “controlled foreign corporation” under the Internal Revenue Code or a subsidiary that is held directly or indirectly by a “controlled foreign corporation,” (ii) Susser Company, Ltd. (iii) SUN, its consolidated subsidiaries and its General Partner, and (iv) certain future non-operating subsidiaries) are guarantors under the Credit Agreement.

The interest rates under the 2013 SUSS Revolver are calculated at either a base rate or LIBOR plus a margin of 0.50% to 1.25% (in the case of base rate loans) or 1.50% to 2.25% (in the case of LIBOR loans), based on a leverage grid. In addition, the unused portion of the SUSS Revolver is subject to a commitment fee ranging from 0.30% to 0.40% based on SUSS’s consolidated total leverage ratio. The 2013 SUSS Revolver may be prepaid at any time in whole or in part without premium or penalty, other than breakage costs if applicable, and requires the maintenance of (i) a senior secured leverage ratio of (a) prior to March 31, 2015, not more than 2.75 to 1.00 and (b) on and after March 31, 2015, not more than 2.50 to 1.00 and (ii) a fixed charge coverage ratio of not less than 1.50 to 1.00.

As of December 29, 2013, we had $189.3 million in borrowings under the 2013 SUSS Revolver and $11.8 million in standby letters of credit. The SUSS revolver was paid off in the third quarter of 2014 with proceeds from the borrowings from ETP.

SUN Revolving Credit Agreements

On September 25, 2012, in connection with the SUN IPO, SUN entered into a $250 million revolving credit agreement with a syndicate of banks (the “2012 Revolver”) expiring September 25, 2017. The 2012 Revolver commitments were increased to $400 million in December 2013, while retaining the ability to increase the 2012 Revolver by an additional $100 million. Borrowings under the revolving credit facility bore interest at (i) a base rate plus an applicable margin ranging from 1.00% to 2.25% or (ii) LIBOR plus an applicable margin ranging from 2.00% to 3.25%, (determined with reference to our consolidated total leverage ratio). In addition, the unused portion of our revolving credit facility was subject to a commitment fee ranging from 0.375% to 0.50%, based on our consolidated total leverage ratio.

Intercompany Note

On August 29, 2014, in connection with the merger with Energy Transfer Partners, SUSS entered into an Intercompany Promissory Note (the “Intercompany Note”) with Heritage Holdings, Inc. providing SUSS with a line of credit of up to $350 million, maturing on December 31, 2017. Initial borrowings under the Intercompany Note were used to repay the 2013 SUSS Revolver and to fund miscellaneous closing costs associated with the merger with Energy Transfer Partners. Borrowings under the Intercompany Note accrue interest at a rate equal to the three month London interbank offer rate plus 1.5%. SUSS pays interest on the unpaid principal balance on the first business day of each month. As of December 31, 2014, borrowings under the Intercompany Note were $235 million.

Guaranty by Susser of Term Loan and 2012 / 2014 Revolver

Susser entered into a Guaranty of Collection (the “Guaranty”) in connection with SUN’s Term Loan and its Revolver. Pursuant to the Guaranty, Susser guarantees the collection of (i) the principal amount outstanding under the Term Loan and (ii) its Revolver. Susser’s obligation under the Guaranty is limited to $180.7 million. Susser is not required to make payments under the Guaranty unless and until (a) the SUN has failed to make a payment on the Term Loan or its Revolver, (b) the obligations under such facilities have been accelerated, (c) all remedies of the applicable lenders to collect the unpaid amounts due under such facilities, whether at law or equity, have been exhausted and (d) the applicable lenders have failed to collect the full amount owing on such facilities. In addition, Susser entered into a Reimbursement Agreement with a wholly owned subsidiary of SUN, whereby Susser is obligated to reimburse the subsidiary for any amounts paid by Subsidiary under the guaranty of the Revolver. Susser’s exposure under this reimbursement agreement is limited, when aggregated with its obligation under the Guaranty, to $180.7 million.

Financing Arrangements

The Company has entered into sale leaseback transactions with SUN for 66 of its company operated sites. The gross proceeds were $285.4 million and were used to pay down the revolving credit agreement, which had been used to fund the construction costs. For GAAP purposes, the Company has not met the criteria for sale leaseback accounting due to SUN being a related party and therefore transactions accounted for as financing arrangements over the course of the lease agreement. The debt related to this transaction is included in long-term debt.

Fair Value Measurements

We use fair value measurements to measure, among other items, purchased assets, investments, leases and derivative contracts. We also use them to assess impairment of properties, equipment, intangible assets and goodwill. Fair value is defined as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties. A liability’s fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor. Where available, fair value is based on observable market prices or parameters, or is derived from such prices or parameters. Where observable prices or inputs are not available, use of unobservable prices or inputs is used to estimate the current fair value, often using an internal valuation model. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the item being valued.

ASC 820 “Fair Value Measurements and Disclosures” prioritizes the inputs used in measuring fair value into the following hierarchy:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable;

Level 3	Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

11. Other Noncurrent Liabilities

Other noncurrent liabilities consisted of the following:

	Predecessor	Successor
	December 29, 2013	December 31, 2014
	(in thousands)
Deferred gain, long-term	$26,290	$—
Deferred branding incentives and other, long-term	4,242	1,598
Accrued straight-line rent	7,323	6,966
Reserve for underground storage tank removal	4,094	4,725
Unfavorable leases	—	24,917

Total	$41,949	$38,206

We record an asset retirement obligation for the estimated future cost to remove underground storage tanks. Revisions to the liability could occur due to changes in tank removal costs, tank useful lives or if federal and/or state regulators enact new guidance on the removal of such tanks. The following table presents the changes in the carrying amount of asset retirement obligations for the years ended December 29, 2013 and December 31, 2014:

	Predecessor		Successor
	Year Ended December 29, 2013	December 30, 2013 through August 31, 2014	September 1, 2014 through December 31, 2014
	(in thousands)
Balance at beginning of period	$4,022	$4,094	$4,760
Liabilities incurred	66	466	47
Liabilities settled	(331)	(73)	(149)
Accretion expense	337	273	100
Amounts related to Sunoco LP deconsolidation	—	—	(33)

Balance at end of period	$4,094	$4,760	$4,725

12. Benefit Plans

We have established a 401(k) benefit plan (the Plan) for the benefit of our employees. All full-time employees who are over 21 years of age and have greater than six months tenure are eligible to participate. Under the terms of the Plan, employees can defer up to 100% of their wages, with the Company matching a portion of the first 6% of the employee’s contribution. The Company’s contributios to the Plan for 2012, 2013 and the periods December 30, 2014 through August 31, 2014 and September 1, 2014 through December 31, 2014, net of forfeitures, were approximately $2.8 million, $1.3 million, $0.3 million , and $5.2 million, respectively. Included in the amounts during 2012 and the period September 1, 2014 through December 31,2014, the Company contributed a discretionary match of $2.4 million, and $4.9 million , respectively, based on performance. No discretionary match was contributed in 2013 or predecessor period January 1 through August 31, 2014. Effective January 1, 2015, our employees participate in ETP’s 401(k) plan.

We also had established a Nonqualified Deferred Compensation Plan (“NQDC”) for key executives, officers, and certain other employees to allow compensation deferrals in addition to that allowable under the 401(k) plan limitations. We matched a portion of the participant’s contribution each year using the same percentage used for our 401(k) plan match. NQDC benefits were paid from our assets. The net expense incurred for this plan during each 2012 and 2013 was $0.2 million, and 2014 was less than $0.1 million. The unfunded accrued liability included in accrued liabilities as of December 29, 2013 was $7.5 million. There was no unfunded accrued liability as of December 31, 2014. The NQDC Plan was terminated in the fourth quarter of 2014.

13. Related-Party Transactions

We lease nine convenience stores and two dealer sites from Sam L. Susser, several of his family members, and several entities wholly or partially owned by Mr. Susser. The leases are classified as operating leases and provide for minimum annual rentals of approximately $2.0 million in 2015 through 2017, $1.9 million in 2018 and $1.8 million in 2019. The lease expiration dates range from 2018 to 2021, with additional option periods extending from 2018 to 2062. The additional option periods generally contain future rent escalation clauses. The annual rentals on related-party leases are included in the table of future minimum lease payments presented in Note 14.

Sam L. Susser owns an aircraft, which was used by us for business purposes in the course of operations while he was Chief Executive Officer. We paid Mr. Susser a fee based on the number of hours flown, maintenance, and upkeep, and reimbursed the aircraft management company for fuel and the actual out-of-pocket costs of pilots and their related expenses for Company use of the aircraft. In connection with this arrangement, we made payments to Mr. Susser in the amount of $0.4 million, $0.6 million and $0.6 million during the years ended December 31, 2012 and 2013 and the period from December 30, 2013 through August 31, 2014, respectively. The Company made no payments for the charter aircraft for the period September 1, 2014 through December 31, 2014. In connection with the ETP Merger, Mr. Susser stepped down as CEO and his use of the plane for business purposes has diminished substantially. We do not anticipate that his use in the future will be material. Based on current market rates for chartering of private aircraft, we believe that the terms of this arrangement are no worse than what we could have obtained in an arm’s length transaction.

Sam J. Susser and Jerry Susser collectively own a 14.82% noncontrolling interest in Susser Company, Ltd., a consolidated subsidiary of the Company. Susser Company, Ltd. owns two convenience store properties that are leased to the Company under operating leases, oil and gas royalties, and undeveloped properties. The lease payments to Susser Company were $0.2 million in 2012, 2013 and $0.1 million for both the periods from December 30, 2013 through August 31, 2014 and September 1, 2014 through December 31, 2014. The future minimum lease payments are $0.2 million in 2015 through 2018 and $0.1 million in 2019. Sam J. and Jerry Susser do not receive any compensation or distributions as a result of their ownership of Susser Company, Ltd. and their voting rights have been assigned to a subsidiary owned by the Company.

In conjunction with the ETP transaction, we no longer consolidate SUN but include it as an equity method investment. Prior to the ETP transaction we had fully consolidated SUN and therefore eliminated intercompany transactions. As such, the following affiliated balances with both SUN and ETP are included in our balance sheet as of December 31, 2014:

•	SUN has purchased 66 sites from the Company since their IPO for a total of $133.1 at December 29, 2013 and $285.2 million at December 31, 2014. These stores have been treated as financing obligations by the Company and the balances are included the tables for long-term debt and the future minimum debt payments presented in Note 10.

•	The Company purchases all of the fuel for resale at convenient stores and consignment locations from SUN. This payable related to these purchases was $41.4 million and is included in accounts payable.

•	There is a $1.0 million receivable from ETP related to our payment on taxes due from employees of the Company in relation to stock vestings that occurred after the transaction.

Related party transactions with SUN for the Predecessor year ended December 29, 2013 and the period December 30, 2013 through August 31, 2014 and for the Successor period September 1, 2014 through December 31, 2014 are as follows (in thousands):

	Predecessor		Successor
	Year Ended December 29, 2013	December 30, 2014 through August 31, 2014	September 1, 2014 through December 31, 2014
Motor fuel purchases from SUN	$2,974,122	$2,200,394	$873,842
General and administrative expenses allocated to SUN, including equity-based compensation	2,154	4,768	1,454
Allocated cost of employees to SUN	11,400	8,802	3,529
Distributions from SUN	19,969	16,668	6,013
Transportation charges to SUN for delivery of motor fuel	49,994	37,874	19,949
Rent expense to SUN	6,441	9,117	6,299
Proceeds from sale-leaseback of stores to SUN	104,159	81,145	70,914
# of stores sold	25	18	15

14. Commitments and Contingencies

Leases

The Company leases a portion of its convenience store properties under non-cancellable operating leases whose initial terms are typically 10 to 20 years, along with options that permit renewals for additional periods. Minimum rent is expensed on a straight-line basis over the term of the lease. In addition to minimum rental payments, certain leases require additional contingent payments based on sales or motor fuel volume. The Company is typically responsible for payment of real estate taxes, maintenance expenses and insurance.

The components of net rent expense are as follows:

	Predecessor			Successor
	Year Ended December 30, 2012	Year Ended December 29, 2013	December 30, 2013 through August 31, 2014	September 1, 2014 through December 31, 2014
	(in thousands)
Cash rent:
Store base rent	$46,512	$47,597	$32,151	$16,028
Equipment rent	1,636	1,522	805	213
Contingent rent	301	296	208	94

Total cash rent	$48,449	$49,415	$33,164	$16,335

Non-cash rent:
Straight-line rent	190	311	(147)	(93)
Amortization of deferred gain	(2,232)	(2,258)	(1,581)	—

Net rent expense	$46,407	$47,468	$31,436	$16,242

Equipment rent consists primarily of store equipment and vehicles. Sublease rental income for 2012, 2013 and the periods December 30, 2013 through August 31, 2014 and September 1, 2014 through December 31, 2014 was $2.9 million, $2.9 million, $1.9 million and $0.7 million, respectively, and is included in other income.

Future minimum lease payments, excluding sale-leasebacks accounted for as financing arrangements (see Note 10), for future fiscal years are as follows (in thousands):

2015	$48,142
2016	47,480
2017	46,818
2018	46,115
2019	45,449
Thereafter	311,463

Total	$545,467

Letters of Credit

Letter of Credit previously issued under the SUSS Revolver were assigned to Energy Transfer Partners at the time of the ETP Merger. As of December 31, 2014, the total amount of these assigned letters of credit was $2.8 million.

Environmental Remediation

We are subject to various federal, state and local environmental laws and make financial expenditures in order to comply with regulations governing underground storage tanks adopted by federal, state and local regulatory agencies. In particular, at the federal level, the Resource Conservation and Recovery Act of 1976, as amended, requires the EPA to establish a comprehensive regulatory program for the detection, prevention and cleanup of leaking underground storage tanks (e.g. overfills, spills and underground storage tank releases).

Federal and state regulations require us to provide and maintain evidence that we are taking financial responsibility for corrective action and compensating third parties in the event of a release from our underground storage tank systems. In order to comply with these requirements, we have historically obtained private insurance for Texas, New Mexico and Oklahoma. These policies provide protection from third party liability claims. For 2014, our coverage was $1.0 million per occurrence, with a $2.0 million aggregate and $0.5 million self-insured retention. Additionally, we rely on state trust funds that cover certain claims.

We are currently involved in the remediation of gasoline store sites where releases of regulated substances have been detected. We accrue for anticipated future costs and the related probable state reimbursement amounts for its remediation activities. Accordingly, we have recorded estimated undiscounted liabilities for these sites totaling $0.5 million and $1.0 million, of which $0.5 million and $1.0 million are classified as accrued expenses and other current liabilities as of December 29, 2013 and December 31, 2014, respectively, with the balance included in other noncurrent liabilities. During the years ended December 30, 2012 and December 29, 2013 and the periods from December 30, 2013 through August 31, 2014 and September 1, 2014 through December 31, 2014, we incurred environmental expense of $2.7 million, $3.1 million, $2.4 million, and $0.6 million, respectively.

As of December 31, 2014, the investigation and remediation of contamination at 19 sites are covered by insurance as we have already met the deductible. We currently have nine sites that remained open when the Texas Petroleum Storage Tank Remediation fund ended in August 2012, and were transferred to the State Lead Remediation Program. This program will complete the remediation at no out-of-pocket cost to the responsible party. However, the responsible party remains liable for any third party claims. An additional 12 sites have state reimbursement payments directly assigned to remediation contractors for which SUSS has no out of pocket expenses and maintains no reserve and may or may not have responsibility for contamination. The $1.0 million reserve represents our estimate of deductibles under insurance policies that we anticipate being required to pay with respect to four additional sites. We have additional reserves of $4.8 million that represent our estimate for future asset retirement obligations for underground storage tanks.

Self-Insurance

We are partially self-insured for our general liability and employee health insurance. We maintain insurance coverage at levels that are customary and consistent with industry standards for companies of similar size. We are a nonsubscriber under the Texas Workers’ Compensation Act and maintain an ERISA-based employee injury plan, which is partially self insured. As of December 31, 2014, there are a number of outstanding claims that are of a routine nature. The estimated incurred but unpaid liabilities relating to these claims are included in other accrued expenses. Additionally, there are open claims under previous policies that have not been resolved as of December 31, 2014. While the ultimate outcome of these claims cannot presently be determined, management believes that the accrued liability of $12.3 million will be sufficient to cover the related liability and that the ultimate disposition of these claims will have no material effect on our financial position and results of operations.

	Year Ended
	December 29, 2013	December 31, 2014
	(in thousands)
Balance at beginning of period	$9,807	$9,695
Liabilities incurred	22,151	38,338
Liabilities settled	(22,263)	(35,696)

Balance at end of period	$9,695	$12,337

Deferred Branding Incentives

We receive deferred branding incentives and other incentive payments from a number of our fuel suppliers. A portion of the deferred branding incentives may be passed on to our wholesale branded dealers under the same terms as required by our fuel suppliers. Many of the agreements require repayment of all or a portion of the amount received if we (or our branded dealers) elect to discontinue selling the specified brand of fuel at certain locations. As of December 31, 2014, the estimated amount of deferred branding incentives that would have to be repaid upon de-branding at these locations was $13.2 million. Of this amount, approximately $7.9 million would be the responsibility of SPC’s branded dealers under reimbursement agreements with the dealers. In the event a dealer were to default on this reimbursement obligation, SPC would be required to make this payment. No liability is recorded for the amount of dealer obligations which would become payable upon de-branding as no such dealer default is considered probable at December 31, 2014.

We have $3.8 million recorded for deferred branding incentives, net of accumulated amortization, on the balance sheet as of December 31, 2014, of which $0.4 million is included in accrued expenses and other current liabilities and $3.4 million is included in other noncurrent liabilities. The Company amortizes its retained portion of the incentives to income on a straight-line basis over the term of the agreements.

15. Interest Expense and Interest Income

The components of net interest expense are as follows:

	Predecessor			Successor
	Year Ended December 30, 2012	Year Ended December 29, 2013	December 30, 2013 through August 31, 2014	September 1, 2014 through December 31, 2014
	(in thousands)
Cash interest expense	$39,058	$39,128	$9,529	$3,494
Capitalized interest	(1,515)	(1,035)	(546)	(227)
Amortization of loan costs and issuance discount, net	3,775	9,956	3,198	—
Cash interest income	(299)	(376)	(215)	(39)

Interest expense, net	$41,019	$47,673	$11,966	$3,228

16. Income Tax

We are subject to income taxes in the U.S., including the states of New Mexico, Oklahoma and Louisiana. Also included in our provision for income tax is a tax imposed by the state of Texas of 0.5% of gross profit in Texas (“margin tax”). The net margin tax accrued for the years ended December 29, 2013 and December 31, 2014 was $2.7 million and $3.7 million, respectively. SUN, as a limited partnership, is not generally subject to state and federal income tax, with the exception of the margin tax in the state of Texas. SUN is included in the SUSS combined margin tax return. In addition, SUSS includes its share of the components of SUN’s taxable income in its U.S. and state income tax returns.

Components of the Company’s income tax benefit and provision for fiscal years ended December 30, 2012, December 29, 2013, and the periods December 30, 2013 through August 31, 2014 and September 1, 2014 through December 31, 2014 are as follows:

	Predecessor			Successor
	Year Ended December 30, 2012	Year Ended December 29, 2013	December 30, 2013 through August 31, 2014	September 1, 2014 through December 31, 2014
	(in thousands)
Current:
Federal	$18,913	$18,893	$4,538	$34,441
State	2,731	3,301	652	4,949

Total current income tax expense	21,644	22,194	5,190	39,390
Deferred:
Federal	11,865	(5,184)	3,678	27,913
State	136	(70)	32	239

Total deferred tax expense (benefit)	12,001	(5,254)	3,710	28,152

Net income tax expense	$33,645	$16,940	$8,900	$67,542

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate for the fiscal years ended December 30, 2012, December 29, 2013, and the periods December 30, 2013 through August 31, 2014 and September 31, 2014 through December 31, 2014 are as follows (in thousands, except rate):

	Predecessor						Successor
	Twelve Months Ended						September 1, 2014 through December 31, 2014
	December 30, 2012		December 29, 2013		December 30, through August 31, 2014
	Amount	Tax Rate %	Amount	Tax Rate %	Amount	Tax Rate %	Amount	Tax Rate %
Tax at statutory federal rate	$29,730	35.0%	$17,410	35.0%	$9,816	35.0%	$66,085	35.0%
State and local tax, net of federal benefit	1,855	2.2	2,200	4.4	396	1.4%	2,665	1.4%
Investment in equity investee	3,596	4.2	3,609	7.3	—	—%	(1,076)	(0.5)%
Income attributable to noncontrolling interest	(1,600)	(1.9)	(6,473)	(13)	(3,926)	(14.0)%	—	—%
Other	64	10.0	194	40.0	2,614	9.3%	(132)	(0.1%)

Tax expense per financial statement	$33,645	39.6%	$16,940	34.1%	$8,900	31.7%	$67,542	35.8%

Prior to the de-consolidation of SUN in the 3rd quarter of 2014, the effective tax rate for the Company was computed as a percentage of consolidated net income before taxes and before reduction for non-controlling interests. The net income attributable to non-controlling interest, which was primarily the limited partner interests in SUN held by the public, is not taxable to the Company for federal and state income tax purposes and as such was a reconciling item in the Company’s effective tax rate.

Components of deferred tax assets and liabilities are as follows:

	Predecessor	Successor
	December 29, 2013	December 31, 2014
	(in thousands)
Deferred tax assets:
Capital lease liability	$41,173	$94,942
Investment in equity investee	—	—
Other	26,886	16,979

Total deferred tax assets	68,059	111,921
Deferred tax liabilities:
Fixed assets	135,894	231,842
Investment in SUN	3,508	83,135
Intangible assets	858	191,521
Other	848	1,893

Total deferred tax liabilities	141,108	508,391

Net deferred income tax liabilities	$(73,049)	$(396,470)

Current net deferred tax assets	$4,070	$9,755

Noncurrent net deferred tax liabilities	$(77,119)	$(406,225)

On August 29, 2014, ETP acquired 100% of the outstanding stock of the Company. As a result of this transaction, ETP applied “push down” accounting that adjusted the book carrying value of its assets and liabilities to reflect their estimated fair values at the time of this transaction. This adjustment required the recording of additional deferred tax assets and liabilities to reflect the new differences in the book and tax basis. The net impact to deferred taxes associated with these estimated purchase accounting adjustments was the recording of an approximately $291 million of additional deferred tax liabilities with a corresponding increase in goodwill.

On September 19, 2014, the Company sold the general partner interest in SUN to its parent ETP. As a result of this transaction, the Company no longer consolidates SUN with the Company’s results. The de-consolidation of SUN included the removal of certain deferred tax attributes associated with the Partnership’ subsidiary, Propco, from the Company’s financial statements.

The Company had no net operating loss carry forwards as of December 30, 2013 and no net operating loss carry forwards as of December 31, 2014. The Company has determined that it is more likely than not that all deferred tax assets will be realized, and has therefore determined that no valuation allowance is needed as of December 29, 2013 or December 31, 2014.

Uncertain Tax Positions

It is the Company’s policy to recognize interest and penalties related to uncertain tax positions in general and administrative expense. The Company files income and gross franchise tax returns in the U.S. federal jurisdiction, Texas, Oklahoma, New Mexico and Louisiana. The Company is subject to examination in Texas for the 2009 through 2013 tax years. Federal, Oklahoma, New Mexico and Louisiana are subject to examination for 2011-2013 tax years.

As of December 31, 2014, all tax positions taken by the Company are considered highly certain or more likely than not. There are no positions the Company reasonably anticipates will significantly increase or decrease within 12 months of the reporting date, and therefore no adjustments have been recorded related to unrecognized tax benefits.

17.	Share-Based Compensation

The Company adopted the Susser Holdings Corporation 2006 Equity Incentive Plan (the 2006 Plan) on October 18, 2006. The 2006 Plan provides that an aggregate number of 2,637,277 shares may be issued under this plan. On May 21, 2013, the Company adopted the Susser Holdings Corporation 2013 Equity Incentive Plan (the 2013 Plan). The maximum aggregate number of shares of Common Stock that may be issued pursuant to awards granted under the 2013 Plan was 1,750,000. Any shares of Common Stock delivered under the 2013 Plan consisted of authorized and unissued shares, or treasury shares. Concurrent with the ETP Merger, substantially all of the outstanding grants vested, or were converted to ETP restricted or phantom units. No Susser options, restricted shares or restricted stock units remained outstanding subsequent to August 29, 2014.

Stock-based compensation expense of $4.2 million, $7.3 million and $17.4 million was recognized during 2012, 2013 and the period December 30, 2013 to August 31, 2014, respectively. We received a tax deduction of $11.1 million, $10.1 million and $74.7 million during fiscal 2012, 2013 and the period December 30, 2013 to August 31, 2014.

At closing of the ETP Merger, the remaining 55,627 restricted stock units and 2,395 shares of restricted stock converted to ETP phantom or restricted units, respectively. We were allocated expense by ETP of $2.8 million for the period September 1, 2014 to December 31, 2014 related to these converted units. The majority of the 55,627 restricted stock units vested on January 2, 2015, therefore the remaining future compensation expense to be allocated to us by ETP related to the 2013 Plan is not material.

Stock Options

The following table summarizes certain information regarding stock option activity for fiscal 2012, 2013 and 2014:

	Stock Options
	Number of Options Outstanding	Weighted Average Exercise Price
Balance at December 30, 2012	589,163	$13.24
Granted	65,000	48.12
Exercised	(101,543)	14.05
Forfeited or expired	(4,500)	20.98

Balance at December 29, 2013	548,120	17.17
Granted	—	—
Exercised	(537,620)	16.52
Forfeited or expired	(10,500)	50.21

Balance at August 31, 2014 and December 31, 2014	—

A total of 537,620 options were exercised during 2014 with total proceeds of $8.9 million received and intrinsic value of $31.2 million. No new options were granted during 2014.

Following our IPO, the fair value of each option grant has been estimated using the Black-Scholes-Merton option pricing model, with the following weighted assumptions and results were used to value the options granted in 2013:

Weighted average grant fair value	$23.49
Exercise price	$48.12
Stock-value on date of grant	$48.12
Risk-free interest rate	1.6%
Expected dividend yield	0.0%
Weighted average expected life (years)	6.8
Expected volatility	46.7%

Restricted Stock and Restricted Stock Units

The Company has also granted shares of restricted stock, which vest ratably over a one to four year period. The total fair value of shares vested during fiscal 2014 was approximately $5.6 million, including shares vested due to the ETP Merger. The following table summarizes certain information regarding the restricted stock grants:

	Restricted Stock
	Number of Shares	Grant-Date Average Fair Value Per Share
Nonvested at December 30, 2012	195,560	$18.89
Granted	61,270	45.73
Vested	(89,535)	17.62
Forfeited	(7,737)	29.65

Nonvested at December 29, 2013	159,558	29.39
Granted	21,226	62.70
Vested	(170,160)	32.85
Forfeited	(8,229)	29.17
Converted to ETP restricted units	(2,395)	79.36

Nonvested at August 31, 2014 and December 31, 2014	—

The Company has also granted restricted stock units which were subject to performance criteria, in addition to time vesting requirements. The open performance criteria for these restricted stock units was deemed to have been met at target concurrent with the ETP Merger closing. The following table summarizes certain information regarding the restricted stock unit grants:

	Restricted Stock Units
	Number of Units	Grant-Date Average Fair Value Per Unit
Nonvested at January 1, 2013	332,364	$21.85
Granted	465,299	48.01
Vested	(63,537)	17.37
Forfeited	(194,387)	22.73

Nonvested at December 29, 2013	539,739	43.42
Granted	192,415	58.30
Vested	(374,074)	49.40
Forfeited	(302,453)	47.94
Converted to ETP phantom units	(55,627)	53.30

Nonvested at August 31, 2014 and December 31, 2014	—

Included in the performance shares were grants of 51,578 and 30,364 restricted stock units in 2013 and 2014, respectively, with an aggregate fair value of $2.6 million and $1.4 million, respectively, that were subject to market conditions and were valued using a Monte Carlo model with the following assumptions and results:

	Year Ended	Year Ended
	December 29, 2013	December 31, 2014
Weighted average grant fair value	$67.08	$45.30
Stock-value on date of grant	$50.56	$60.58
Expected volatility	32.88%	32.27%
Risk-free interest rate	0.34%	0.63%
Expected dividend yield	0.00%	0.00%
Average expected life (years)	2.61	2.84

Volatility was determined based on our historical stock price over the preceding number of years to match the average expected life of the grant which is compliant under ASC 718.

Phantom Common Unit Awards

Prior to the ETP Merger, SUN had issued a total of 54,669 phantom unit awards to certain directors and employees of SUSS under the Susser Petroleum Partners LP 2012 Long Term Incentive Plan (“2012 LTIP”), of which 6,354 were issued in 2014 with an aggregate fair value of $0.2 million. The fair value of each phantom unit on the grant date was equal to the market price of our common unit on that date, adjusted as necessary to reflect the right to receive distributions on unvested shares. The estimated fair value of our phantom units is amortized over the vesting period using the straight-line method. All unvested phantom awards outstanding at August 29, 2014 vested concurrent with the ETP Merger. Stock-based compensation expense of $0.1 million, $0.5 million and $0.6 million was recognized in consolidated results for 2012, 2013 and the period December 30, 2013 to August 31, 2014, respectively, for the 2012 LTIP. Subsequent to August 31, 2014, SUN is no longer consolidated in the Company’s financial statements.

18.	Sunoco LP

SUN is a consolidated variable interest entity (“VIE”). The amounts shown in the parenthetical presentation on the Consolidated Balance Sheet represent the assets of SUSP that can only be used to settle the obligations of SUN and the liabilities of SUN for which creditors have no access to the general credit of SUSS. The liabilities which are guaranteed by us are as follows (in thousands):

December 29, 2013
Accounts payable	$82,622
Current portion of long-term debt	25
Long-term debt and revolver	181,716

As discussed in Note 1, subsequent to September 1, 2014, the Company accounts for its investment in SUN on the equity method. The following summarizes SUN’s balance sheet at December 31, 2014 and statement of operations for the period from September 1, 2014 through December 31, 2014 (in thousands):

December 31, 2014
Current assets	$225,141
Property and equipment	905,465
Goodwill	863,458
Intangible assets	172,108
Other assets	31,309

Total assets	$2,197,481

Current liabilities	154,682
Debt	856,761
Other liabilities	49,306

Total liabilities	1,060,749
Total equity	1,136,732

Total liabilities and equity	$2,197,481

September 31, 2014 through December 31, 2014
Revenue	$1,889,827
Cost of sales	1,774,582

Gross profit	115,245
Total operating expenses	68,273

Income from operations	46,972
Other	12,739

Partners’ interest in net income	$34,233